Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki (808) 665-5480 tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2014 RESULTS

KAPALUA RESORT, Hawaii, April 30, 2014 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $0.9 million, or $(0.05) per share, for the first quarter of 2014, compared to a net loss of $1.8 million, or $(0.10) per share for the first quarter of 2013. The Company reported revenues of $2.5 million and $2.6 million during the first quarters of 2014 and 2013, respectively.

The Company had no sales of real estate during the first quarters of 2014 or 2013.

The Company also announced that it has extended the maturity dates of its credit facilities with both of its banks from May 1, 2014 to August 1, 2016.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 1st quarter 2014 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate
Commissions	$83	$96
Leasing	1,312	1,326
Utilities	722	827
Resort amenities and other	352	380
Total Operating Revenues	2,469	2,629

OPERATING COSTS AND EXPENSES
Real estate
Other	305	397
Leasing	550	780
Utilities	573	555
Resort amenities and other	281	190
General and administrative	411	711
Depreciation	584	686
Pension and other postretirement expenses	141	222
Total Operating Costs and Expenses	2,845	3,541

Operating Loss	(376)	(912)
Interest expense, net	(477)	(694)
Loss from Continuing Operations, net of income taxes of $0	(853)	(1,606)
Loss from Discontinued Operations, net of income taxes of $0	(56)	(209)

NET LOSS	$(909)	$(1,815)
Pension, net of income taxes of $0	146	228

COMPREHENSIVE LOSS	$(763)	$(1,587)

NET LOSS PER COMMON SHARE --BASIC AND DILUTED
Continuing Operations	$(0.05)	$(0.09)
Discontinued Operations	-	(0.01)
Net Loss	$(0.05)	$(0.10)